Registration No. 333-____________

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
__________________

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2022454 (I.R.S. Employer Identification Number)

235 East Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

CHEMICAL FINANCIAL CORPORATION
2001 STOCK PURCHASE PLAN FOR SUBSIDIARY AND
COMMUNITY BANK DIRECTORS
(Full Title of the Plan)

David B. Ramaker President and Chief Executive Officer Chemical Financial Corporation 235 East Main Street Midland, Michigan 48640	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent For Service)

(989) 839-5350
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer          Accelerated filer X        Non-accelerated filer          Smaller Reporting Company

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, $1 par value	100,000 shares(3)	$ 23.51	$ 2,351,000	$ 167.63

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)

On April 27, 2010, the average of the bid and asked price of the Common Stock of Chemical Financial Corporation was $23.51 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

(3)

Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(4)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY STATEMENT

                    This Registration Statement on Form S-8 is filed to register 100,000 additional shares of Common Stock issuable under the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (the "Plan"). Chemical Financial Corporation's registration statement on Form S-8 filed with the Securities and Exchange Commission on March 25, 2002 (File No. 333-84862), registering 75,000 shares issuable under the Plan, is herein incorporated by reference, except to the extent that the items in this registration statement update such information contained in the prior registration statement. This Registration Statement is filed to register an additional 100,000 shares and is filed pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by Chemical Financial Corporation ("Chemical") and the Plan with the Securities and Exchange Commission are incorporated by reference into this registration statement:

          (a)          Chemical's Annual Report on Form 10-K for the year ended December 31, 2009.

          (b)          All other reports filed by Chemical pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2009.

          (c)          The description of Chemical's common stock, $1.00 par value per share, which is contained in Chemical's Form 8-A registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by Chemical and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.
Item 6.	Indemnification of Directors and Officers.

          Chemical is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 8.	Exhibits.

                    (a)          The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1

Restated Articles of Incorporation. Previously filed as an exhibit to Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K dated January 20, 2009, filed with the SEC on January 23, 2009. Here incorporated by reference.

4.3

Long Term Debt. Chemical Financial Corporation has outstanding long-term debt which at the time of this report does not exceed 10% of Chemical Financial Corporation's total consolidated assets. Chemical financial corporation agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Security and Exchange Commission upon request.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Andrews Hooper & Pavlik P.L.C.

23.3	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 above.

24	Powers of Attorney.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Midland, State of Michigan, on this 29th day of April, 2010.
CHEMICAL FINANCIAL CORPORATION

By	/s/ David B. Ramaker
David B. Ramaker Chairman of the Board, CEO, President and Director (Principal Executive Officer and duly authorized signatory for the Registrant)

                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
April 29, 2010	/s/ David B. Ramaker
David B. Ramaker Chairman of the Board, CEO, President and Director (Principal Executive Officer)

April 29, 2010	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

April 29, 2010	/s/ Gary E. Anderson*
Gary E. Anderson Director

April 29, 2010	/s/ J. Daniel Bernson*
J. Daniel Bernson Director

April 29, 2010	/s/ Nancy Bowman*
Nancy Bowman Director

April 29, 2010	/s/ James A. Currie*
James A. Currie Director

April 29, 2010	/s/ Thomas T. Huff*
Thomas T. Huff Director

April 29, 2010	/s/ Michael T. Laethem*
Michael T. Laethem Director

April 29, 2010	/s/ Geoffery E. Merszei*
Geoffery E. Merszei Director

April 29, 2010	/s/ Terence F. Moore*
Terence F. Moore Director

April 29, 2010	/s/ Aloysius J. Oliver*
Aloysius J. Oliver Director

April 29, 2010	/s/ Larry D. Stauffer*
Larry D. Stauffer Chairman of the Board and Director

April 29, 2010	/s/ William S. Stavropoulos*
William S. Stavropoulos Director

April 29, 2010	/s/ Franklin C. Wheatlake*
Franklin C. Wheatlake Director

*By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

INDEX TO EXHIBITS
Exhibit Number	Document

4.1

Restated Articles of Incorporation. Previously filed as an exhibit to Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K dated January 20, 2009, filed with the SEC on January 23, 2009. Here incorporated by reference.

4.3

Long Term Debt. Chemical Financial Corporation has outstanding long-term debt which at the time of this report does not exceed 10% of Chemical Financial Corporation's total consolidated assets. Chemical financial corporation agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Security and Exchange Commission upon request.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Andrews Hooper & Pavlik P.L.C.

23.3	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 above.

24	Powers of Attorney.